Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-253-8877

www.alston.com

November 6, 2014

Graphic Packaging International, Inc.

and the guarantors listed on Annex A

1500 Riveredge Parkway

Atlanta, Georgia 30328

Re: Prospectus Supplement to Shelf Registration Statement on Form S-3 (Registration No. 333-197680)

Ladies and Gentlemen:

We have acted as counsel to Graphic Packaging International, Inc., a Delaware corporation (the “Issuer”), and the guarantors listed on Annex A (the “Guarantors,” together with the Issuer, the “Registrants”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) of a prospectus supplement, dated October 23, 2014 (the “Prospectus Supplement”) to the prospectus, dated July 28, 2014 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the offering and sale of (i) $250,000,000 aggregate principal amount of the Issuer’s 4.875% Senior Notes due 2022 (the “Notes”) and (ii) the related guarantees of the Notes by the Guarantors (together with the Notes, the “Securities”) to be issued under a supplemental indenture, dated November 6, 2014 (the “Supplemental Indenture”), to that certain base indenture, dated November 6, 2014 (together with the Supplemental Indenture, the “Indenture”), among the Issuer, the guarantors named therein and U.S. Bank National Association, as Trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined (i) the Certificates of Incorporation, Certificates of Formation or other charter documents of each of the Registrants, (ii) the bylaws, limited liability company agreements, or other organizational documents of each of the Registrants, (iii) records of proceedings of the Members or Board of Directors of each of the Registrants, or committees thereof, (iv) the proposed form of the Securities, (iv) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement, (v) the Indenture, (vi) the Underwriting Agreement, dated October 23, 2014 (the “Underwriting Agreement”), among the Issuer, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other Underwriters named therein, (vii) the form of global certificate evidencing the Notes, (viii) the Registration Statement; (ix) the Prospectus; and (x) the

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

Graphic Packaging International, Inc.

November 6, 2014

documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference to the Prospectus as of the date hereof. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Registrants and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth.

In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Securities will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, (vii) that all parties (other than the Registrants) to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

Our opinion set forth below is limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

The only opinion rendered by us consists of those matters set forth in the eighth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Based upon the foregoing, it is our opinion that the Indenture is a valid and binding agreement of the Company, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which a proceeding may be brought; and upon due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes will be validly issued and will constitute legally binding obligations of the Company entitled to the benefits of the Indenture, except to the extent that

Graphic Packaging International, Inc.

November 6, 2014

(a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature appears on following page.]

Graphic Packaging International, Inc.

November 6, 2014

Alston & Bird LLP

By:	/s/ William S. Ortwein
W. Scott Ortwein
A Partner

Annex A

Graphic Packaging Holding Company
Graphic Packaging Corporation
Bluegrass Container Canada Holdings, LLC
Bluegrass Labels Company, LLC
Field Container Queretaro (USA), L.L.C.
Handschy Holdings, LLC
Handschy Industries, LLC
Riverdale Industries, LLC